Exhibit 99.1

Inhibrx Announces Amended Loan Agreement with Oxford Finance, Expanding Total Facility to $500.0 Million

San Diego, CA, July 16, 2026 /PRNewswire/ -- Inhibrx Biosciences, Inc. (“Inhibrx” or the “Company”) (Nasdaq: INBX), a clinical-stage biopharmaceutical company focused on developing novel biologic therapeutic candidates, today announced it entered into the Second Amendment (the “Second Amendment”) to the Loan and Security Agreement, as amended (the “Amended LSA”) with Oxford Finance LLC (“Oxford,” together with certain of its affiliates party thereto, the “Lenders”), pursuant to which the Lenders expanded the facility to an aggregate principal amount of up to $500.0 million (the “Credit Facility”).
The Second Amendment provides for an additional tranche, in an aggregate principal amount of up to $325.0 million in gross proceeds, (i) $100.0 million of which was funded upon execution of the Second Amendment (the “Term C Loan”) and (ii) up to an additional $225.0 million of which may be funded in increments of $50.0 million or more upon the Company’s request and at the Lenders’ sole discretion (the “Term D Loan”). Prior to the Second Amendment, the Company had drawn $175.0 million under the Credit Facility.
In connection with the funding of the Term C Loan, the Company issued to the Lenders warrants to purchase 21,457 shares of the Company’s common stock (the “Term C Warrants”) at a strike price of $93.21 per share, equal to 2% of the value of the Term C Loan. The Term C Warrants are immediately exercisable, and the exercise period will expire 10 years from the date of issuance.

“We are pleased to expand our partnership with Oxford, which reflects their continued confidence in our clinical pipeline,” said Kelly Deck, Chief Financial Officer of Inhibrx. “We are very excited about the trajectory of ozekibart (INBRX-109) and INBRX-106 and this capital infusion allows us to maintain full momentum on the advancement of both programs as we await key upcoming data readouts.”
About Inhibrx Biosciences, Inc.
Inhibrx Biosciences is a clinical-stage biopharmaceutical company focused on developing a broad pipeline of novel biologic therapeutic candidates. Inhibrx Biosciences utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary protein engineering platforms. Inhibrx Biosciences was incorporated in January 2024 as a direct, wholly-owned subsidiary of Inhibrx, Inc. Prior to the sale of Inhibrx, Inc. and the INBRX-101 program to Sanofi S.A., Inhibrx Biosciences acquired certain corporate infrastructure and other assets and liabilities through a series of internal restructuring transactions effected by Inhibrx, Inc. Inhibrx, Inc. also completed a distribution to holders of its shares of common stock of 92% of the issued and outstanding shares of Inhibrx Biosciences. Following such transactions, Inhibrx Biosciences’ current clinical pipeline of therapeutic candidates includes ozekibart (INBRX-109) and INBRX-106, both of which utilize multivalent formats where the precise valency can be optimized in a target-centric way to mediate what we believe to be the most appropriate agonist function. For more information, please visit www.inhibrx.com.

Forward-Looking Statements
Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx's current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: the financial capacity available under the Credit Facility, including the potential for Inhibrx to draw down an additional $225.0 million, future clinical development of Inhibrx’s therapeutic candidates, including statements regarding the timing of future data readouts, and evaluations and judgments regarding Inhibrx’s strategic flexibility, cash position and balance sheet. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx's business, including, without limitation, risks and uncertainties regarding: the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of initial, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; the timing or likelihood of regulatory filings and approvals; the successful commercialization of its therapeutic candidates, if approved; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; the implementation of its business model and strategic plans for its business and therapeutic candidates; its ability to successfully manufacture therapeutic candidates for clinical trials and commercial use, if approved; its ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; the scope of protection it is able to establish and maintain for intellectual property rights covering its therapeutic candidates; its ability to enter into strategic partnerships and the potential benefits of these partnerships; its estimates regarding expenses, capital requirements and needs for additional financing and financial performance; its ability to raise funds needed to satisfy its capital requirements, which may depend on financial, economic and market conditions and other factors, over which it may have no or limited control; developments relating to its competitors and industry; and other risks described from time to time in the “Risk Factors” section of its filings with the U.S. Securities and Exchange Commission, including those described in its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K as filed from time to time. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Investor and Media Contact:
Kelly Deck, CFO
ir@inhibrx.com
858-795-4260